Exhibit No. 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use, in this Offering Circular on Form 1-A, of our report dated October 22, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the balance sheet of Concreit Fund I LLC (the “Company”) as of May 24, 2019, and the related statements of operations and member’s equity, and of cash flows as of such date, and the related notes to the financial statements. We also consent to the reference to us in the “Experts” section of this Offering Circular.

/s/ dbbmckennon

Newport Beach, California

November 25, 2019